Exhibit 99.1

eDiets.com(R) Reports Record Profit for Q305

DEERFIELD BEACH, Fla.—(BUSINESS WIRE)—Oct. 31, 2005—eDiets.com, Inc. (Nasdaq:DIET), a leader in providing healthy diet and fitness solutions to everyone, today announced results for the third quarter and nine month period ending September 30, 2005.

Financial Highlights:

•	Net Income for the third quarter was $2.1 million or $0.09 per diluted share

•	Revenue for third quarter grew by over 14% from the prior year to $13.5 million

•	Operating expenses, consisting primarily of advertising expenses, decreased 13% year-over-year

Third quarter revenue increased to $13.5 million in 2005, compared to $11.8 million in the comparable period last year. Net income for the third quarter of 2005 was $2.1 million, or $0.09 per diluted share, compared to a loss of $1.4 million, or $(0.07) per share, for the same period last year.

The Company’s revenue for the nine months ended September 30, 2005 increased 21% to $41.6 million from $34.3 million during the same period in 2004. Net income for the first nine months of 2005 was a loss of $0.1 million, or $(0.01) per share, compared to a loss of $9.8 million, or $(0.50) per share, for the first nine months of 2004.

“We posted record results for the third quarter. It was also our fourth consecutive quarter of acquiring new subscribers at a projected profit,” said David Humble, CEO of eDiets.com. “In Q3 we repositioned www.eDiets.com as the online authority in the diet category, with substantial improvements in our layout and in the breadth of our content. We also launched the Mediterranean Diet, our third new plan of 2005, and we have two new health-related plans in development. eDiets.com is well positioned in a growing market with increased awareness on the part of the consumer of the benefits of a healthy diet and healthy weight management.”

“Both our top and our bottom lines are improving as we balance innovation with more efficient ad buying around the world, improved advertising sales and other operating efficiencies,” stated Ciaran G. McCourt, president and chief operating officer of eDiets.com. “In the area of ad sales, we are generating substantially higher rates per advertising impression than a year ago with no diminution in sellout rates; we are also improving the quality of our advertisers. New advertisers for the third quarter of 2005 included Quaker Oats, ING and Effexor. Operational improvements include an ongoing revamp of our technology infrastructure to increase our flexibility and speed our time to market with new diets and other products and services. We are very excited about our growth opportunities in 2006 and beyond.”

Operating income improved to $2.0 million, compared to a loss of $(1.4) million in the third quarter of 2004. The year-over-year improvement in operating income was due to higher revenue and improved efficiencies. Total expenses, the largest component of which is advertising expense, decreased 13% to $11.4 million in the third quarter of 2005 compared to $13.2 million in the third quarter of 2004. The decline in expenses was mainly related to a more efficient advertising plan in the third quarter of 2005. Advertising investments for the fourth quarter of 2005 are expected again to decline sequentially as they have in each quarter of fiscal 2005.

Cash from operations for the third quarter of 2005 totaled $0.4 million compared to cash used in operations of $0.8 million for the third quarter of fiscal 2004. Cash and cash equivalents as of September 30, 2005 totaled $7.7 million.

Guidance:

The company expects to generate earnings in the range of $0.04 to $0.06 per diluted share in fiscal 2005 compared to a loss of $(0.50) per share in 2004. The company forecasts revenue for 2005 of $53 to $54 million, up 17 to 19% compared to last year.

Conference Call:

The company will hold a conference call to discuss third quarter 2005 results at 10:30 AM Eastern Time on Monday, October 31. Participants may access the call by dialing 866-277-1182 (domestic) or 617-597-5359 (international), passcode 57988808. In addition, the call will be webcast via the company’s Web site at www.eDiets.com/investors, where it will also be archived. A telephone replay will be available through Monday, November 7, 2005. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 70340519.

About eDiets.com

eDiets.com, Inc. (Nasdaq:DIET) is a premier online diet, fitness, and healthy living destination offering 24/7 professional advice, information, products and services to those seeking to improve their health and longevity. Since 1997 more than two million consumers worldwide have become eDiets.com members. Among other honors, the site has been named a Forbes.com spring 2005 “Best of the Web” and “Forbes Favorite” in the diet and nutrition category, and a PC Magazine “Editors’ Choice” 2004 and 2005. eDiets.com offers more than 20 personalized online nutrition and fitness programs, as well as access to a wide range of expert and peer-based online support services that are all conveniently available around the clock. Founded in 1996 and headquartered in Deerfield Beach, FL, eDiets.com operates Web sites at www.eDiets.com, www.eFitness.com, www.eDiets.de and www.eDiets.es . The company also publishes a personalized online interactive magazine, along with a family of industry-leading electronic newsletters that have an opt-in circulation base of over 13 million.

Safe Harbor Statement

Statements which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, that the Company will not be able to obtain sufficient and/or acceptable outside financing (when and if required), changes in general economic and business conditions, changes in product acceptance by consumers, a decline in the effectiveness of sales and marketing efforts, loss of market share and pressure on prices resulting from competition, volatility in the advertising markets utilized by the Company, the termination of contractual relationships with the Company’s brand partners which license certain brand components and other proprietary information for the Company’s subscription programs, regulatory actions affecting the Company’s marketing activities, and the outcome of litigation pending against the Company. For additional information regarding these and other risks and uncertainties associated with eDiets.com’s business, reference is made to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. The Company does not undertake any obligation to publicly update any forward-looking statements.

eDiets.com, Inc.

Summary of Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
INCOME STATEMENT DATA:
Revenues:
Membership	$11,794	$13,075	$10,316	$35,652	$29,434
Other revenue	1,700	1,993	1,494	5,941	4,837

Total revenues	13,494	15,068	11,810	41,593	34,271

Cost and expenses:
Cost of revenue	1,881	2,295	1,640	5,957	4,987
Product development	522	813	676	2,043	1,809
Sales and marketing	7,676	9,218	9,459	29,319	32,888
General and administrative	1,342	1,482	1,401	4,425	4,416
Amortization of Intangibles	28	29	33	87	62
Impairment of intangible assets	—	—	—	—	54

Income (loss) from operations	2,045	1,231	(1,399)	(238)	(9,945)

Other income, net	32	20	33	93	71

Income tax benefit	3	4	3	10	29

Net Income (loss)	$2,080	$1,255	$(1,363)	$(135)	$(9,845)

Earnings (loss) per common share
Basic	$0.10	$0.06	$(0.07)	$(0.01)	$(0.50)

Diluted	$0.09	$0.06	$(0.07)	$(0.01)	$(0.50)

Weighted average common and common equivalent shares outstanding
Basic	21,337	21,444	20,633	21,449	19,717
Diluted	22,233	22,281	20,633	21,449	19,717

	Three Months Ended			Nine Months Ended
	September 30, 2005	June 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
STATEMENT OF CASH FLOW DATA:
Net cash provided by (used in):
Operations	$407	$383	$(758)	$(1,284)	$(4,465)
Investing	$(267)	$(159)	$3,065	$(537)	$2,604
Financing	$344	$84	$431	$657	$7,601

	September 30, 2005	June 30, 2005	December 31, 2004
BALANCE SHEET DATA:
Cash and cash equivalents	$7,668	$7,009	$8,787
Total assets	18,847	18,392	20,140
Deferred revenue	5,157	5,301	5,844
Long-term debt (excluding capital leases)	—	—	—
Stockholders’ equity	5,992	3,526	5,296

CONTACT:	Integrated Corporate Relations
John Mills, 310-395-2215 (Investor Relations)
JMills@icrinc.com
or
For eDiets.com
David Shein, 212-994-7514 (Media)
david.shein@rfbinder.com
or
eDiets.com
Robert T. Hamilton, 954-360-9022
rhamilton@ediets.com